Exhibit 99.1

Herbalife Ltd. Announces Third Quarter Results; Provides Initial 2009 Guidance

  Net Sales Increased 13.7 Percent to $602.2 Million
  19th Consecutive Quarter of Double-Digit Sales Growth
  Net Sales Growth Led by Sequential Accelerating Growth Rates in the U.S. and Brazil
  Third Quarter Reported Diluted Earnings Per Share of $0.89
  Initial 2009 Full Year EPS Guidance Range $3.00 to $3.20 on Volume Point Growth of Four Percent to Five Percent, Net Sales Flat to Up One Percent, Reflecting Late October Foreign Exchange Rates

LOS ANGELES--(BUSINESS WIRE)--November 3, 2008--Herbalife Ltd. (NYSE: HLF) today reported its 19th consecutive quarter of double-digit sales growth with third quarter net sales of $602.2 million, an increase of 13.7 percent compared to the same period of 2007. For the quarter ended September 30, 2008, the company reported net income of $58.1 million, or $0.89 per diluted share, compared to $48.3 million, or $0.67 per diluted share in the third quarter of 2007, reflecting net sales growth increase, stable operating margin, a lower effective tax rate, and accretion from our share repurchase program.

“In these turbulent economic times, we believe we’re in a fortunate position – at the intersection of health and wealth,” said Chairman and Chief Executive Officer Michael O. Johnson. “We offer a solution for part-time or full-time income as well as healthy nutrition and weight-management in the midst of a global obesity epidemic. We are actively refining our growth and infrastructure plans to address global market changes and it continues to be our goal to improve our financial results each year. Although unprecedented fluctuations of the U.S. dollar versus most major currencies are causing headwinds in the fourth quarter 2008, which may continue throughout 2009, our mid-single digit volume point growth reflects our distributors’ tremendous opportunity inherent in challenging economic times and they are focused on expanding their businesses.”

Net sales performance in the third quarter was attributable to growth in the company’s top ten markets, which were cumulatively up 20.9 percent versus the same period in the prior year. Six of these top markets produced double-digit net sales gains including: the U.S., up 23.4 percent; Brazil, up 47.3 percent; China, up 87.3 percent; Italy, up 27.1 percent; Taiwan, up 20.0 percent; and South Korea, up 30.0 percent. Total net sales growth in the quarter benefited from a 487 basis point favorable impact from currency fluctuations resulting in local year over year sales growth of 8.8 percent.

During the third quarter 2008 we added 52,591 new Sales Leaders (1), which is 0.7 percent lower than the same period in the prior year. However total Sales Leaders (1) increased 10.3 percent to 461,838, which is highlighted by the company’s President’s Team membership that increased 12.5 percent to 1,164 members and its prestigious Chairman’s Club that increased 16.1 percent to 36 members, in each case versus the third quarter of 2007.

The company produced cash flow from operations of $79.7 million during the third quarter of 2008, and invested $32.6 million in capital expenditures, primarily in technology investments to support improvements in distributor services. The company did not repurchase any shares during the quarter reflecting current market volatility and a desire to pay down debt and remain conservatively capitalized. From the inception of the stock repurchase program in April, 2007, the company has repurchased 11.3 million shares at an aggregate cost of $460.0 million, representing approximately 15 percent of the fully diluted share base since the initial authorization.

Richard Goudis, chief financial officer, said, “Our strong balance sheet and cash flow puts us in a unique position to execute against our strategic plan and make the necessary investments to continually enhance the distributor experience, expand into new markets and become more vertical throughout our supply chain without reliance on additional external capital. We generated significant cash flow again this quarter, while maintaining operating margins of 14.7 percent.”

(1) See Schedule titled “New Sales Leaders by Region” and “Total Sales Leaders by Region” for more detail

Business Highlights

During the third quarter the company hosted three Extravaganzas and collectively met with over 44,000 distributors. In early October, the company met with over 11,000 North American distributors in Los Angeles. “These events are for training and motivating our independent distributors, cultivating relationships, attracting new sales leaders, and stimulating productivity. “Our message is straightforward; there’s never been a better time to introduce someone to Herbalife,” said Johnson. “We have an industry-leading compensation plan, healthy nutrition products to help fight the global obesity epidemic, a financially strong company, a global brand and 28 years of success.”

During the past several months, two clinical studies using our Formula 1 Nutritional Shake Mix were completed: one at UCLA using the US formula, and one at the University of Ulm, Germany, using our European formula.

The study conducted at UCLA demonstrated that drinking a Formula 1 shake every day is an effective way to manage weight, as part of a healthy active lifestyle; and personalizing your shake with additional Personalized Protein Powder helps promote the loss of body fat. The results of this study were published in The Nutrition Journal, August 2008.

The study conducted at the University of Ulm, Germany, was conducted by Dr. Marion Flechtner-Mors, a member of our Nutrition Advisory Board. The study showed that when counting calories, drinking two Formula 1 shakes as meal replacements is a more effective way to manage weight than a conventional food diet and weight loss achieved with higher protein intake led to improvement of certain health factors that are associated with being overweight.

These results were presented in October 2008 at the annual meeting of The Obesity Society in Phoenix, Arizona, and previously at the European Congress of Obesity in Geneva, Switzerland.

We currently have six clinical studies being conducted at major universities in the U.S. and abroad.

Third Quarter Regional Performance

Region	Net Sales (Mil)	Increase (Y/Y)	New Sales Leaders(2)	Increase (Y/Y)	Total Sales Leaders(2)	Increase (Y/Y)
Asia Pacific(2)	$144.9	24.8%	17,815	20.4%	122,286	26.7%
North America	$135.9	22.8%	11,723	9.3%	91,496	15.7%
EMEA	$135.4	1.2%	6,052	(18.1%)	75,071	(9.0%)
Mexico & Central America	$100.2	7.7%	6,695	(21.3%)	80,360	(4.1%)
South America	$85.8	13.0%	10,306	(10.8%)	92,625	20.5%

(2) – Includes China sales employees

The Asia Pacific region reported net sales of $144.9 million in the third quarter of 2008, up 24.8 percent over the same period of 2007. Excluding currency fluctuations, net sales increased 21.6 percent. The increase is attributable to net sales growth in China, up 87.3 percent; Taiwan, up 20.0 percent; South Korea, up 30.0 percent; and Malaysia, up 88.8 percent, in each case as compared with the same period in 2007. These net sales gains were partially offset by declines in other markets including Japan, down 29.7 percent; and Thailand, down 16.0 percent. New Sales Leaders in the region of 17,815, during the quarter ended September 30, 2008, increased 20.4 percent versus the same period last year. Total Sales Leaders as of September 30, 2008 increased 26.7 percent to 122,286 versus September 30, 2007. These figures include China sales employees.

The North America region reported net sales of $135.9 million in the third quarter of 2008, up 22.8 percent versus the same period of 2007, driven by growth in the U.S. of 23.4 percent versus third quarter 2007. There was no impact from foreign currency fluctuations during the quarter. New Sales Leaders in the region of 11,723, during the quarter ended September 30, 2008, increased 9.3 percent versus the same period last year. Total Sales Leaders in the region, as of September 30, 2008, increased 15.7 percent to 91,496 versus September 30, 2007.

The Europe, Middle East and Africa (EMEA) region reported net sales of $135.4 million in the third quarter of 2008, an increase of 1.2 percent versus the same period of 2007. However, excluding the benefit of currency fluctuations, net sales decreased 5.7 percent. In several of its top markets the region realized double-digit net sales growth, including favorable currency fluctuations, during the third quarter of 2008. Italy was up 27.1 percent; France was up 17.6 percent; and Russia was up 37.8 percent, each as compared to the third quarter of 2007. These net sales gains were partially offset by declines in other markets including Spain, down 27.6 percent; Germany, down 27.3 percent; and Portugal, down 50.9 percent. New Sales Leaders in the region of 6,052, during the quarter ended September 30, 2008, decreased 18.1 percent versus the same period last year. Total Sales Leaders in the region, as of September 30, 2008, decreased 9.0 percent to 75,071 versus September 30, 2007.

The Mexico and Central America region reported net sales of $100.2 million in the third quarter of 2008, up 7.7 percent versus the same period of 2007. Excluding currency fluctuations, net sales for the region increased 1.4 percent. Mexico, the largest market in the region, had a sales increase of 2.8 percent as compared with the same period in 2007. Excluding currency fluctuations, net sales for Mexico decreased 3.4 percent.

During the third quarter the company began collecting a Value Added Tax (VAT) from its distributors that has been levied by the Mexican government on the import and resale of certain products. Distributors previously paid zero percent VAT on their purchase for most of our products. This effective price increase impacted approximately 60 percent of our volume in the Mexican market and the fact that the predominant Daily Method of Operation in Mexico is retail price-sensitive, has caused volumes to decline sequentially from the second quarter. We are in the process of challenging this assessment on several fronts, however while the products continue to be subject to VAT, we expect volume growth to be constrained.

New Sales Leaders in the region of 6,695, during the quarter ended September 30, 2008, were 21.3 percent lower than the same period last year. Total Sales Leaders in the region, as of September 30, 2008, decreased 4.1 percent to 80,360 versus September 30, 2007.

The South America region reported net sales of $85.8 million in the third quarter of 2008, up 13.0 percent versus the same period of 2007. Excluding currency fluctuations, net sales increased 4.2 percent. The increase in net sales for the region was attributable to net sales increases in Brazil, Venezuela, Peru and Bolivia. In Brazil, the region’s largest market, net sales increased 47.3 percent versus third quarter 2007. We believe the acceleration in sequential growth rate reflects a turnaround for Brazil and provides validation of the daily consumption model. New Sales Leaders in the region of 10,306, during the quarter ended September 30, 2008, were 10.8 percent lower than the same period last year. Total Sales Leaders in the region, as of September 30, 2008, increased 20.5 percent to 92,625 versus September 30, 2007.

Fourth Quarter 2008, Full Year 2008 and Full Year 2009 Guidance

The company’s fourth quarter 2008 diluted earnings per share guidance range is $0.65 to $0.70 on volume points flat to down three percent and a net sales decline of six percent to eight percent compared to the same period in 2007, respectively, reflecting late October foreign exchange rates and an effective tax rate range of 28.0 percent to 28.5 percent (1). In addition, currency movement of minus-10 percent to plus-10 percent on all of our currencies compared to the U.S. dollar, from late October levels, would have a negative seven percent to positive seven percent and negative 22 percent to positive 22 percent impact on net sales and earnings per share, respectively, compared to fourth quarter 2008 ranges provided above.

For the full year 2008, diluted earnings per share guidance range is $3.50 to $3.55 on volume point growth of four percent to five percent and revenue growth of 10 percent to 11 percent compared to 2007 respectively, reflecting late October foreign exchange rates coupled with an effective tax rate range of 28.0 percent to 28.5 percent (1). Full year 2008 capital expenditures are expected to be in a range of $100 - $105 million. In addition, currency movement of minus 10 percent to plus 10 percent on all of our currencies compared to the U.S. dollar, from late October levels, would have a negative two percent to positive two percent and negative four percent to positive four percent impact on net sales and earnings per share, respectively, compared to full year 2008 ranges provided above.

The company’s initial diluted earnings per share guidance range for 2009 is $3.00 to $3.20 on volume point growth of four percent to five percent and net sales flat to up one percent compared to 2008, respectively, reflecting late October foreign exchange rates coupled with an effective tax rate range of 27.5 percent to 28.5 percent. In addition, currency movement of minus 10 percent to plus 10 percent on all of our currencies compared to the U.S. dollar, from late October levels, would have a negative seven percent to positive seven percent and negative 21 percent to positive 21 percent impact on net sales and earnings per share, respectively, compared to our full year 2009 ranges provided above. Full year 2009 capital expenditures are expected in the range of $55 million to $60 million.

While we operate in 69 different counties, our foreign currency exposure is weighted towards two currencies, the Mexican Peso and the Euro. Assumed in the guidance provided above were the spot Euro price of $1.33 and the spot Mexican Peso price of Mex$12.83.

(1) This excludes a potential non-cash charge for the write off of certain deferred tax assets in connection with the company’s ongoing legal entity capital structuring of approximately $6.5 million

Third Quarter Earnings Conference Call and Annual Investor Day Conference

Herbalife’s senior management team will host an investor conference call to discuss its third quarter 2008 financial results and provide an update on current business trends on Tuesday, November 4, 2008 at 8 a.m. PT (11 a.m. ET).

The dial-in number for this conference call for domestic callers is 866-219-5268 and 703-639-1120 for international callers. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the company’s Web site at http://ir.herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing 866- 837-8032 (domestic callers) and 703-925-2474 (international callers) and entering access code 611271. The webcast of the teleconference will be archived and available on Herbalife’s Web site.

The company also announces it will conduct its annual investor day on December 16, 2008 in New York City at the New York Stock Exchange. More details will follow in the coming weeks.

About Herbalife Ltd.

Herbalife Ltd. is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 69 countries through a network of over 1.9 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to bring good nutrition to children. Please visit Herbalife Investor Relations for additional financial information.

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

  adverse publicity associated with our products or network marketing organization;
  uncertainties relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;
  our inability to obtain the necessary licenses to expand our direct selling business in China;
  adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;
  improper action by our employees or international distributors in violation of applicable law;
  changing consumer preferences and demands;
  loss or departure of any member of our senior management team which could negatively impact our distributor relations and operating results;
  the competitive nature of our business;
  regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and network marketing program including the direct selling market in which we operate;
  risks associated with operating internationally, including foreign exchange and devaluation risks;
  our dependence on increased penetration of existing markets;
  contractual limitations on our ability to expand our business;
  our reliance on our information technology infrastructure and outside manufacturers;
  the sufficiency of trademarks and other intellectual property rights;
  product concentration;
  our reliance on our management team;
  uncertainties relating to the application of transfer pricing, duties, value added taxes and similar tax regulations;
  taxation relating to our distributors;
  product liability claims;
  any collateral impact resulting from the ongoing worldwide financial “crisis”, including the availability of liquidity to us, our customers and our suppliers or the willingness of our customers to purchase products in a recessionary economic environment; and
  whether we will purchase any of our shares in the open markets or otherwise.

RESULTS OF OPERATIONS:

Herbalife Ltd.
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007

North America	$135,840	$110,787	$387,665	$329,132
Mexico & Central America	100,238	92,953	305,236	286,799
South America	85,758	75,827	281,792	200,840
EMEA	135,434	133,788	453,303	423,024
Asia Pacific	144,929	116,188	418,340	327,947
Worldwide net sales	602,199	529,543	1,846,336	1,567,742
Cost of Sales	116,620	105,886	362,335	324,531
Gross Profit	485,579	423,657	1,484,001	1,243,211
Royalty Overrides	200,323	186,497	628,343	555,266
SG&A	196,761	158,864	584,274	460,449
Operating Income	88,495	78,296	271,384	227,496
Interest Expense - net	3,407	2,740	10,364	7,218
Income before income taxes	85,088	75,556	261,020	220,278
Income Taxes	27,004	27,226	73,489	82,660
Net Income	$58,084	$48,330	$187,531	$137,618

Basic Shares	63,594	68,513	64,062	70,282
Diluted Shares	65,439	71,657	66,269	73,543

Basic EPS	$0.91	$0.71	$2.93	$1.96
Diluted EPS	$0.89	$0.67	$2.83	$1.87

Herbalife Ltd.
Consolidated Balance Sheets
(In Thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
Current Assets
Cash and cash equivalents	$149,394	$187,407
Receivables, net	73,058	58,729
Inventories, net	136,566	128,648
Prepaid expenses	110,093	72,193
Deferred income taxes	40,054	40,119
Total Current Assets	509,165	487,096

Property, net	167,703	121,027
Deferred compensation plan assets	17,827	19,315
Deferred financing cost, net	2,111	2,395
Marketing related intangibles	310,060	310,060
Goodwill	111,327	111,477
Other assets	26,083	15,873
Total Assets	$1,144,276	$1,067,243

Current Liabilities
Accounts payable	$42,525	$35,377
Royalty overrides	139,661	127,227
Accrued compensation	60,714	54,067
Accrued expenses	119,452	114,083
Current portion of long-term debt	12,186	4,661
Advance sales deposits	18,180	11,599
Income taxes payable	15,288	28,604
Total Current Liabilities	408,006	375,618

Non-current liabilities
Long-term debt, net of current portion	313,987	360,491
Deferred compensation	18,551	20,233
Deferred income taxes	105,371	107,584
Other non-current liabilities	23,126	21,073
Total liabilities	869,041	884,999

Commitments and contingencies
Shareholders’ equity
Common Shares	128	129
Paid in capital in excess of par value	199,602	160,872
Accumulated other comprehensive loss	(10,943)	(3,947)
Retained earnings	86,448	25,190
Total shareholders' equity	275,235	182,244
Total liabilities and shareholders' equity	$1,144,276	$1,067,243

Herbalife Ltd. Consolidated Statements of Cash Flows (Unaudited) (In Thousands)

	Nine Months Ended
	Sept 30, 2008	Sept 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$187,531	$137,618
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	34,789	25,854
Stock-based compensation expense	13,877	10,220
Excess tax benefits from share-based payment arrangement	(12,659)	(14,499)
Amortization of discount and deferred financing costs	359	221
Deferred income taxes	1,348	(2,661)
Unrealized foreign exchange gain	(4,580)	(2,571)
Writeoff of deferred financing costs and unamortized discounts		204
Other	891	76
Changes in operating assets and liabilities:
Receivables	(16,483)	(2,040)
Inventories	(11,232)	25,879
Prepaid expenses and other current assets	(37,392)	(23,535)
Other assets	(1,613)	(774)
Accounts payable	8,155	(9,582)
Royalty overrides	14,201	2,929
Accrued expenses and accrued compensation	18,851	9,059
Advanced sales deposits	6,877	(2,720)
Income taxes payable	359	39,026
Deferred compensation liability	(1,682)	2,250

NET CASH PROVIDED BY OPERATING ACTIVITIES	201,597	194,954

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property	(68,325)	(30,635)
Proceeds from sale of property	67	71
Deferred compensation plan assets	1,488	(1,644)

NET CASH USED IN INVESTING ACTIVITIES	(66,770)	(32,208)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing from long-term debt	50,000	150,221
Principal payments on long-term debt	(117,652)	(103,391)
Dividends paid	(38,338)	(27,906)
Increase in deferred financing costs	(75)	(749)
Share repurchases	(94,193)	(204,030)
Proceeds from exercise of stock options and sale of stock under employee stock purchase plan	18,275	10,107
Excess tax benefits from share-based payment arrangement	12,659	14,499

NET CASH USED IN FINANCING ACTIVITIES	(169,324)	(161,249)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(3,516)	5,025

NET CHANGE IN CASH AND CASH EQUIVALENTS	(38,013)	6,522

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	187,407	154,323

CASH AND CASH EQUIVALENTS - END OF PERIOD	$149,394	$160,845

INTEREST PAID	$10,365	$10,548

INCOME TAXES PAID	$68,597	$52,067

NON-CASH ACTIVITIES:
Assets acquired under capital leases and other long-term debt	$28,785	$1,208

Herbalife Ltd.
New Sales Leaders by Region
(Unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2008	9/30/2007	% chg	9/30/2008	9/30/2007	% chg

Asia Pacific (excluding China)	10,532	10,253	2.7%	30,676	29,918	2.5%
North America	11,723	10,728	9.3%	33,862	31,699	6.8%
EMEA	6,052	7,391	(18.1%)	21,107	24,112	(12.5%)
Mexico and Central America	6,695	8,512	(21.3%)	22,982	25,433	(9.6%)
South America	10,306	11,554	(10.8%)	35,494	31,805	11.6%
Sub-total Supervisors	45,308	48,438	(6.5%)	144,121	142,967	0.8%

China Sales Employees (1)	7,283	4,544	60.3%	19,500	10,353	88.4%

Worldwide Sales Leaders (2)	52,591	52,982	(0.7%)	163,621	153,320	6.7%
Herbalife Ltd.
Total Sales Leaders by Region
(Unaudited)

	9/30/2008	9/30/2007	% chg

Asia Pacific (excluding China)	80,706	79,201	1.9%
North America	91,496	79,078	15.7%
EMEA	75,071	82,506	(9.0%)
Mexico and Central America	80,360	83,783	(4.1%)
South America	92,625	76,866	20.5%
Sub-total Supervisors	420,258	401,434	4.7%

China Sales Employees (1)	41,580	17,301	140.3%

Worldwide Sales Leaders (2)	461,838	418,735	10.3%

Note: (1) – China sales employees represent the cumulative total employed sales force, active and inactive, operating under our China marketing plan where we sell our products through retail stores. We will begin an annual re-evaluation process commencing in early 2009 to determine the ongoing active sales employees and we anticipate a reduction in this figure following this annual re-evaluation process.

(2) – We refer to supervisors who qualified in 68 countries under our traditional marketing plan plus China sales employees collectively as ‘Sales Leaders.’

Herbalife Ltd
Volume Points by Region
(Unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2008	9/30/2007	% chg	9/30/2008	9/30/2007	% chg

Asia Pacific	139,064	119,972	15.9%	409,884	343,881	19.2%
North America	202,772	173,166	17.1%	586,190	510,505	14.8%
EMEA	116,218	125,237	(7.2%)	382,282	402,133	(4.9%)
Mexico and Central America	139,639	149,080	(6.3%)	456,028	459,046	(0.7%)
South America	93,920	99,554	(5.7%)	308,471	273,162	12.9%

Worldwide Volume Points	691,613	667,009	3.7%	2,142,855	1,988,727	7.8%

SUPPLEMENTAL INFORMATION

SCHEDULE A: FINANCIAL GUIDANCE

2008 Guidance

For the Three and Twelve Months Ending December 31, 2008

	Three Months Ending		Twelve Months Ending
	December 31, 2008		December 31, 2008
	Low	High	Low	High

Volume point growth vs. 2007	(3%)	0%	4%	5%
Net sales growth vs. 2007	(8%)	(6%)	10%	11%
EPS (1) (2) (3)	$0.65	$0.70	$3.50	$3.55
Cap Ex ($ mm's)	$17MM	$23MM	$100MM	$105MM
Effective Tax Rate (3)	28.0%	28.5%	28.0%	28.5%

(1)	Excludes the impact of expenses expected to be incurred in 2008 relating to the company’s realignment for growth initiative.

(2)	Excludes any accretion/dilution impact should the company elect to repurchase the remaining $140 million of its $600MM share repurchase program

(3)	Excludes a potential non-cash charge for the write off of certain deferred tax assets in connection with the company’s ongoing legal entity capital structuring of approximately $6.5 million.
2009 Guidance

For the Twelve Months Ending December 31, 2009

	Twelve Months Ending
	December 31, 2008
	Low	High

Volume point growth vs. 2008	4%	5%
Net sales growth vs. 2008	0%	1%
EPS (1) (2)	$3.00	$3.20
Cap Ex ($ mm's)	$55MM	$60MM
Effective Tax Rate	27.5%	28.5%

(1)	Excludes the impact of expenses expected to be incurred in 2008 relating to the company’s realignment for growth initiative.

(2)	Excludes any accretion/dilution impact should the company elect to repurchase the remaining $140 million of its $600MM share repurchase program

SCHEDULE B: NET SALES OF TOP 10 COUNTRIES

		Q3 2008
		Reported	Local Currency	FX Benefit (Loss)
1	USA	$130.90	$130.90	$0.00
2	Mexico	$91.60	$86.10	$5.50
3	Brazil	$43.60	$37.80	$5.80
4	China	$41.20	$37.30	$3.90
5	Taiwan	$32.40	$30.70	$1.70
6	Italy	$27.70	$25.30	$2.40
7	South Korea	$20.80	$23.90	($3.10)
8	Venezuela	$15.90	$15.90	$0.00
9	France	$13.20	$12.10	$1.10
10	Japan	$13.00	$11.90	$1.10
	Total of Top 10	$430.30	$411.90	$18.40
TOTAL NET SALES		$602.20	$576.40	$25.80
		Q3 2007
		Reported	Local Currency	FX Benefit (Loss)
1	USA	$106.10	$106.10	$0.00
2	Mexico	$89.10	$89.10	$0.00
3	Brazil	$29.60	$26.20	$3.40
4	Taiwan	$27.00	$27.20	($0.20)
5	China	$22.00	$20.90	$1.10
6	Italy	$21.80	$20.20	$1.60
7	Japan	$18.50	$18.70	($0.20)
8	South Korea	$16.00	$15.50	$0.50
9	Spain	$14.60	$13.50	$1.10
10	Venezuela	$14.60	$14.60	$0.00
	Total of Top 10	$359.30	$352.00	$7.30
TOTAL NET SALES		$529.50	$511.90	$17.60

CONTACT:
Herbalife Ltd.
Media Contact:
Barbara Henderson
SVP, Worldwide Corp. Comm.
310-203-2436
or
Investor Contact:
Andrew Speller
VP, Investor Relations
310-203-2462